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                      JACKSONVILLE SAVINGS AND LOAN ASSOCIATION
                          1994 DIRECTORS' STOCK OPTION PLAN

                                      ARTICLE I
                              ESTABLISHMENT OF THE PLAN

     Jacksonville Savings and Loan Association (the "Company") hereby establishes this 1994 Directors' Stock Option Plan (the "Plan") upon the terms and conditions hereinafter stated.

                                      ARTICLE II
                                 PURPOSE OF THE PLAN

     The purpose of this Plan is to improve the growth and profitability of the Company by providing non-employee directors with a proprietary interest in the Company through non-discretionary grants of non-qualified stock options (an "Option" or "Options").

                                     ARTICLE III
                              ADMINISTRATION OF THE PLAN

     3.01 ADMINISTRATION. This Plan shall be administered by the entire Board of Directors of the Company (the "Board"). The Board shall have the power, subject to and within the limits of the express provisions of this Plan, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to this Plan.

     3.02 COMPLIANCE WITH LAW AND REGULATIONS. All Options granted hereunder shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any Federal or state law or any rule or regulation of any government body, which the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, no Option may be exercised if such exercise or issuance would be contrary to applicable laws and regulations.

     3.03 RESTRICTIONS ON TRANSFER. The Company may place a legend upon any certificate representing shares acquired pursuant to an Option granted hereunder noting that the transfer of such shares may be restricted by applicable laws and regulations.

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                                      ARTICLE IV
                                     ELIGIBILITY

     Each of the four non-employee directors of the Company at the time of the Company's initial offering of capital stock to the public pursuant to the Plan of Stock Issuance adopted by the Company following the reorganization of Jacksonville Savings and Loan Association into the mutual holding company form of organization (the "Offering") shall receive options hereunder ("non-employee director"). No honorary directors, advisory directors or directors emeritus shall be entitled to receive Options hereunder.

                                      ARTICLE V
                           COMMON STOCK COVERED BY THE PLAN

     5.01 OPTION SHARES. The aggregate number of shares of common stock of the Company, par value $.01 per share ("Common Stock"), which may be issued pursuant to this Plan, subject to adjustment as provided in Article VIII, shall be an amount equal to 3% of the shares of Common Stock issued in the Offering.

     5.02 SOURCE OF SHARES. The shares of Common Stock issued under this Plan may be authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources for use under the Plan.

                                      ARTICLE VI
                                    OPTION GRANTS

     Each non-employee director of the Company as of the date of the closing of the sale of Common Stock in connection with the Offering, shall be granted an Option to purchase approximately 4,556 shares of Common Stock effective at such time and with a per share exercise price equal to the actual purchase price of a share of Common Stock in the Offering.

                                     ARTICLE VII
                                     OPTION TERMS

     Each Option granted hereunder shall be on the following terms and conditions:

     7.01 OPTION AGREEMENT. The proper officers of the Company and each optionee shall execute an Option Agreement which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price and such other terms, conditions and provisions as are appropriate, provided that they are not inconsistent with the terms, conditions and provisions of this Plan. Each optionee shall receive a copy of his executed Option Agreement.

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     7.02 OPTION EXERCISE PRICE.  The per share exercise price at which shares of Common Stock may be purchased upon exercise of an Option granted pursuant to
Section 6.01 shall be the uniform per share price at which Common Stock is sold by the Company to participants in the Offering. The per share exercise price which shares of Common Stock may be purchased upon exercise of an opinion granted pursuant to Section 6.02 hereof shall be $10.00.

     7.03 VESTING AND EXERCISE OF OPTIONS. Subject to the approval of stockholders of the Company pursuant to the terms of Article XII hereof, Options shall be vested and exercisable at any price six (6) months after the date of grant.

     7.04  DURATION OF OPTIONS.

     (a) Each Option or portion thereof shall be exercisable at any time on or after six (6) months after the date of grant until the earlier of (i) ten (10) years after the date of grant or (ii) the third annual anniversary of the date on which the optionee ceases to be a non-employee director.

     (b) Exception for Termination Due to Death, Disability, Retirement or Resignation. If an optionee dies while serving as a non-employee director or within three (3) years following the termination of the optionee's service as a non-employee director as a result of disability, retirement or resignation without having fully exercised his Options, the Optionee's executors, administrators, legatees or distributees of his estate shall have the right, during the twelve-month period following such death, to exercise such Options, provided that no Option shall be exercisable within six (6) months after the date of grant or more than ten (10) years from the date it was granted.

     (c) Options granted to a non-employee director who is removed for cause pursuant to the Company's Charter shall terminate as of the effective date of such removal.

     7.05 NONASSIGNABILITY. Options shall not be transferable by an optionee except by will or the laws of descent or distribution, and during an optionee's lifetime shall be exercisable only by such optionee or the optionee's guardian or legal representative.

     7.06 MANNER OF EXERCISE. Options may be exercised in part or in whole and at one time or from time to time. The procedures for exercise shall be set forth in the written Option Agreement provided for in Section 7.01.

     7.07 PAYMENT FOR SHARES. Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of an Option shall be made to the Company upon exercise of the Option. Payment for shares may be made by the optionee in cash or by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an Option) equal in fair market value to the purchase price of the shares to be acquired pursuant to the Option, or any combination of the foregoing.

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     7.08 VOTING AND DIVIDEND RIGHTS.  No optionee shall have any voting or dividend rights or other rights of a stockholder in respect of any shares of Common Stock covered by an Option prior to the time that his name is recorded on the Company's stockholder ledger as the holder of record of such shares acquired pursuant to an exercise of an Option.

                                     ARTICLE VIII
                           ADJUSTMENTS FOR CAPITAL CHANGES

     The aggregate number of shares of Common Stock available for issuance under this Plan, the number of shares to which any Option relates and the exercise price per share of Common Stock under any Option shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Company, the shares of the Company's Common Stock shall be exchanged for other securities of the Company or of another corporation, each recipient of an Option shall be entitled, subject to the conditions herein stated, to purchase or acquire such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock of the Company which such optionees would have been entitled to purchase or acquire except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding Options.

                                      ARTICLE IX
                        AMENDMENT AND TERMINATION OF THE PLAN

     The Board may, by resolution, at any time terminate, amend or revise this Plan with respect to any shares of Common Stock as to which Options have not been granted, provided, however, that no amendment which (a) changes the maximum number of shares that may be sold or issued under the Plan (other than in accordance with the provisions of Article VIII) or (b) changes the class of persons that may be granted Options shall become effective until it receives the approval of the stockholders of the Company, and further provided that the Board may determine that stockholder approval for any other amendment to this Plan may be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Board may not, without the consent of the holder of an Option, alter or impair any Option previously granted under this Plan as specifically authorized herein. Notwithstanding anything contained in this Plan to the contrary, the provisions of Articles IV, VI and VII of this Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under such statutes.

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                                      ARTICLE X
                           RIGHTS TO CONTINUE AS A DIRECTOR

     Neither the Plan nor the grant of any Options hereunder nor any action taken by the Board in connection with the Plan shall create any right on the part of any non-employee director of the Company to continue as such.


                                      ARTICLE XI
                                     WITHHOLDING

     The Company may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Company may require the optionee to pay to the Company the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Option.


                                     ARTICLE XII
                           EFFECTIVE DATE OF THE PLAN; TERM

     12.01 EFFECTIVE DATE OF THE PLAN. This Plan shall become effective at the time that Common Stock is initially sold by the Company in the Offering (the "Effective Date"), and Options may be granted hereunder as of or after the Effective Date and prior to the termination of this Plan, provided that no shares of Common Stock may be issued pursuant to this Plan until this Plan is approved by a vote of the holders of a majority of the outstanding voting shares of the Company at a meeting of stockholders of the Company held within twelve
(12) months following the Effective Date.

     12.02 TERM OF PLAN. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Options previously granted and such Options shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.

                                     ARTICLE XIII
                                    MISCELLANEOUS

     13.01 GOVERNING LAW. To the extent not governed by Federal law, this Plan shall be construed under the laws of the State of Texas.

     13.02 PRONOUNS. Wherever appropriate, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.

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